GREENSPRING FUND, INC.
SECOND AMENDMENT TO THE TRANSFER AGENT
SERVICING AGREEMENT

THIS SECOND AMENDMENT dated as of May 1, 2010, to the Transfer Agent  Servicing Agreement, dated as of June 28, 2005, as amended May 1, 2009 (the "Agreement"), is entered into by and between GREENSPRING FUND, INC., a Maryland corporation (the “Fund”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the length of the Agreement and the fees; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Section 12 shall be superseded and replaced with the following:

12.  Term of Agreement; Amendment.

This Agreement will continue in effect until June 30, 2011.  Subsequent to June 30, 2011, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Fund, and authorized or approved by the Board of Directors.

Exhibit B, the fees of the Agreement, shall be superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GREENSPRING FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael J. Fusting	By: /s/ Michael R. McVoy

Name: Michael J. Fusting	Name: Michael R. McVoy

Title: Sr. Vice President	Title: Executive Vice President

Amended Exhibit B to the Greenspring Fund, Inc. Transfer Agent Servicing Agreement

TRANSFER AGENT & SHAREHOLDER SERVICES ANNUAL FEE SCHEDULE at July 1, 2010
Service Charges to the Fund*
Shareholder Services Fee per Fund:
       $___ per open account
       $___ Matrix Level 3 account
       $___ per closed (zero balance) account

Subject to an annual minimum of $___ per fund

Activity and Other Charges

♦ Telephone Calls – $___ per minute
♦ Lost Shareholder Search - $___/search*
♦ AML New Account Service - $___*
♦ ACH/EFT Shareholder Services:
$ ___ /month/fund group
$ ___ /ACH item, setup, change*
$ ___/correction, reversal*
♦ Average Cost Basis Tracking - $___ per direct, non-IRA account per year

Out-of-pocket Costs:
Including but not limited to:
♦ Telephone toll-free lines, call transfers, etc.*
♦ Insurance, records retention, microfilm/fiche*
♦ ACH fees*
♦ NSCC charges from DTCC*
♦ Mailing, postage printing
♦ Stationery, envelopes
♦ Additional proxy services

Service Charges to Investors (if applicable)

Qualified Plan (IRA) Fees (Billed to Investors)
♦ $___ /qualified plan acct (Cap at $___/SSN)
♦ $___/outgoing wires

Technology Charges (if applicable)
MFx Report Source $___

NSCC Service Interface
Setup - $___per fund group
Annual - $___per cusip/year

Telecommunications and Voice Services
Service Setup - $___
VRU Setup - $___ per fund group
VRU Maintenance - $___per fund/year
$.___/voice response call*

Development/Programming - $___ /hour
File Transmissions – subject to requirements
Select reports (non-standard) - $___ per select

Conversion of Records – $___

Fees are billed monthly

*Subject to CPI increase, Milwaukee MSA.